65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

Retail Investor and Media Contact: GenVec, Inc. Douglas J. Swirsky (240) 632-5510 dswirsky@genvec.com	Institutional Investor Contact: S.A. Noonan Communications Susan A. Noonan (212) 966-3650 susan@sanoonan.com

GENVEC REPORTS FOURTH QUARTER AND

2012 YEAR-END FINANCIAL RESULTS

GAITHERSBURG, MD - March 22, 2013 - Today GenVec, Inc. (NASDAQ: GNVC) announced financial results for the fourth quarter and year ended December 31, 2012. For the year ended December 31, 2012, the Company reported a net loss of $14.1 million, or $1.09 per share, compared with a net loss of $7.4 million, or $0.58 per share, for the year ended December 31, 2011. GenVec ended the year with $15.3 million in cash, cash equivalents, and short-term investments.

“In 2012 we continued to make progress in our hearing restoration program, partnered with Novartis, and advanced the development of our product pipeline and core technologies,” stated Cynthia Collins, GenVec’s President and CEO. “Other changes implemented since my joining GenVec in May were reducing our workforce to preserve capital and discontinuing spending on non-funded programs. We continue to seek sources of non-dilutive funding to advance our programs and to reduce expenses to preserve cash.”

2012 and Recent Corporate Highlights

Hearing Restoration

•	We extended our Research Collaboration and License Agreement with Novartis. Under the extension, Novartis will fund research at GenVec through January 2014 to support its hearing loss and balance disorders program.

RSV Vaccine

•	GenVec conducted a successful pre-IND interaction with the U.S. Food and Drug Administration (FDA) to obtain guidance on the development plan for its vaccine against respiratory syncytial virus (RSV). The outcome of the pre-IND interaction was obtaining clarification on the nonclinical, clinical, and chemistry, manufacturing, and control (CMC) requirements that need to be met in order to submit an acceptable IND.

•	GenVec received a grant of approximately $590,000 over two years from the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) to support the Company's RSV vaccine program. This grant will be used to further advance the novel pediatric RSV vaccine.

•	Promising data were presented on GenVec's RSV vaccine program at the 8th Annual International Respiratory Syncytial Virus Symposium, demonstrating that GenVec's pre-clinical, universal RSV vaccine candidate is highly immunogenic and produces durable and broad protection from a single intramuscular administration. Protection in cotton rat and mouse models was characterized by functional RSV neutralizing antibodies and no disease potentiation was observed.

•	Encouraging preclinical proof of concept data generated in non-human primates involving GenVec's RSV vaccine program were presented at the Keystone Symposia 2012 Meeting on Viral Immunity and Host Gene Influence. GenVec's vaccine technology induced neutralizing antibody and significant T-cell responses with a single administration. The immune responses were consistent with protective responses without disease potentiation, and multiple administrations increased the neutralizing antibody responses.

HSV Vaccine

•	GenVec conducted a successful pre-IND interaction with the U.S. Food and Drug Administration (FDA) to obtain guidance on the development plan for its vaccine against herpes simplex virus (HSV). The outcome of the pre-IND interaction was obtaining clarification on the nonclinical, clinical, and chemistry, manufacturing, and control (CMC) requirements that need to be met in order to submit an acceptable IND.

•	Data were presented on GenVec's HSV vaccine program at the Keystone Symposia meeting on Immunological Mechanisms of Vaccination. The Company disclosed that a single administration of its genetic vaccine was effective against HSV2 in two industry-accepted HSV disease models.

Malaria Vaccine

•	GenVec signed an agreement worth approximately $3.5 million with the Naval Medical Research Center (NMRC) to support malaria vaccine development. Under the terms of the agreement, GenVec is responsible for producing clinical supplies of its malaria vaccine, which utilizes its novel, proprietary technology. The NMRC plans to use this clinical material to assess the safety and efficacy of this next-generation vectored vaccine using the clinical challenge model developed by the NMRC and the Walter Reed Army Institute of Research (WRAIR) malaria vaccine programs, which now are unified as the U.S. Military Malaria Vaccine Program (USMMVP). GenVec retains the right to commercialize this novel technology.

•	GenVec received a grant of $600,000 over two years from the NIAID to support the Company's malaria vaccine program. This grant will be used to identify novel antigens for malaria vaccine development.

•	Data were presented on GenVec's malaria vaccine program at the American Society of Tropical Medicine and Hygiene (ASTMH) 61st Annual Meeting, which took take place in Atlanta, Georgia on November 11-15, 2012. Data presented at the conference highlighted GenVec's success in identifying novel antigens for use in its malarial vaccine development program. Using a proprietary screening technology, GenVec identified new antigens that are as protective as the gold standard, circumsporozoite protein (CSP) in an industry-accepted mouse model of malaria. Recent data suggest that new antigens are needed and that CSP, used in vaccines being developed by others, may not be sufficient to generate a protective response in an adequate percentage of people.

Core Technology

•	A research paper on GenVec's new vaccine vectors titled "Modification of Ad5 Hexon Hypervariable Regions Circumvents Pre-Existing Ad5 Neutralizing Antibodies and Induces Protective Immune Responses" was published online in PloS ONE.

Animal Health

•	The Company’s foot-and-mouth disease (FMD) vaccine for use in cattle received a conditional license from the U.S. Department of Agriculture's Animal and Plant Health Inspection Service (APHIS), which provides that the product may be distributed as authorized by Federal emergency management officials within USDA, should the need for the product arise. This is GenVec's first approved product and also the first FMD vaccine licensed by the USDA Center for Veterinary Biologics.

2012 Financial Results

Revenue decreased 47% to $9.4 million in 2012 from $17.7 million in 2011. The decrease in 2012 is primarily due to decreased revenue of $5.6 million, $1.5 million, and $1.2 million generated by our hearing loss and balance disorders, HIV, and foot and mouth disease programs, respectively, over the prior year. We entered into a collaboration agreement with Novartis in January 2010, which accounted for $0.9 million and $3.8 million of revenue in 2012 and 2011, respectively, and a development agreement related to the supply of clinical trial material related to activities under the collaboration agreement in August 2010, which accounted for $3.5 million and $6.0 million in revenue in 2012 and 2011, respectively. A reduced work scope as we near completion of our development work under the two Novartis agreements resulted in decreased revenue in 2012 as compared to 2011. Decreased revenue associated with our foot and mouth disease program is due mainly to a decrease in work scope and the successful completion of field safety studies under our agreements with the Department of Homeland Security (DHS). Decreased revenue associated with our HIV program as compared to the prior year is due to reduced work scope.

Operating expenses for 2012 decreased 7% to $23.5 million from $25.2 million in 2011. Research and development expenses decreased 18% to $14.3 million in 2012 from $17.4 million in 2011. In 2012 we experienced lower research and development costs than in the prior year due primarily to decreased manufacturing costs in the hearing and FMD programs, the closeout of the PACT trial, reduced personnel costs as a result of our reduction in force, reduced material costs for our funded programs, and reduced equipment purchases under our hearing and FMD programs. These decreases were partially offset by increased outside costs for our other research programs as compared to 2011.

General and administrative expenses increased 17% to $9.1 million in 2012 from $7.8 million in 2011. General and administrative expenses were higher in 2012 primarily due to personnel costs, which included approximately $1.3 million in non-recurring employment costs.

Fourth Quarter 2012 Results

For the fourth quarter ended December 31, 2012, GenVec reported a net loss of $3.2 million, or $0.24 per share, compared with a net loss of $2.5 million, or $0.19 per share, for the comparable prior year period. The Company reported revenues of $1.5 million in the fourth quarter of 2012 compared to $3.4 million for the same period in 2011. This decrease was primarily due to reduced revenue related to both our hearing loss and balance disorders program, $1.3 million, and FMD program, $0.2 million. Reduced revenue in each case is due to a reduced work scope in the 2012 period as compared to the same period in 2011. Research and development expenses decreased 21% in 2012 from $3.9 million in the fourth quarter of 2011 to $3.1 million in the fourth quarter of 2012 due mainly to reduced personnel and manufacturing costs. General and administrative expenses in the fourth quarter of 2012 decreased 20% to $1.6 million from $2.0 million in the comparable period in 2011 primarily due to decreased personnel and recruiting costs, partially offset by higher professional costs.

2013 Guidance

GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky, commented, “For 2013, we anticipate our cash burn will be between $8.0 million and $9.0 million.”

Conference Call Information

GenVec will hold a conference call today at 10:00 a.m. EDT to discuss the Company’s financial results and 2013 business outlook. To listen to the live conference call, please dial 877-558-0567 (U.S. or Canada) or 706-643-4980 (international) and use the following Conference ID: 17801867. An audio replay of the conference call will be available starting at 1:00 p.m. EDT on March 22, 2013 through March 29, 2013. To listen to the audio replay, dial 855-859-2056 or 404-537-3406 (international) and use access code 17801867.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, and click on “Investors and Media".

About GenVec

GenVec is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss and balance disorders; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus (HSV), dengue fever, malaria, and human immunodeficiency virus (HIV). In the area of animal health we are developing vaccines against foot-and-mouth disease (FMD). Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding funding, grants, collaborations, revenues, cash burn rates, the development of products and the success of the Company’s collaborations, including with Novartis and Merial, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to research and development activities; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of collaborators and third parties; dependence on intellectual property; currently unanticipated expenses, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)
	Quarters Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues	$1,521	$3,389	$9,353	$17,744

Operating expenses:
Research and development	3,064	3,878	14,348	17,416
General and administrative	1,627	2,023	9,102	7,810
Total operating expenses	4,691	5,901	23,450	25,226

Operating loss	(3,170)	(2,512)	(14,097)	(7,482)

Other income:
Interest and other income, net	11	8	42	41

Net loss	$(3,159)	$(2,504)	$(14,055)	$(7,441)

Basic and diluted net loss per share	$(0.24)	$(0.19)	$(1.09)	$(0.58)
Shares used in computation of basic and diluted net loss per share	12,946	12,934	12,940	12,921

GenVec, Inc. Selected Balance Sheet Information
(in thousands)
	As of December 31,
	2012	2011
	(unaudited)
Cash, cash equivalents and short-term investments	$15,255	$26,446
Working capital	12,741	25,739
Total assets	17,430	30,150
Stockholders’ equity	13,743	26,538

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